Exhibit 23.03

CONSENT OF INDEPENDENT APPRAISAL FIRM

We hereby consent to the inclusion in this Form 10-K of references to our valuation report relating to the estimation of fair value of certain auction-rate securities held by Kenneth Cole Productions, Inc. as of December 31, 2011.

/s/ Madison Street Capital Advisors LLC

Chicago, Illinois
March 2, 2012